FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2016 AND FOURTH QUARTER RESULTS

FORWARD RETURNS TO FULL YEAR PROFITABILITY FOR THE FIRST TIME IN A DECADE

West Palm Beach, FL – December 12, 2016 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carry and protective solutions, today announced financial results for its fiscal year ended September 30, 2016.

Full Fiscal Year 2016 Highlights

  Net income was $607 thousand in Fiscal 2016 compared to a net loss of $1.4 million in Fiscal 2015.

  Earnings per share was $0.07 per share for Fiscal 2016 compared to a loss per share of $0.23 per share for Fiscal 2015.

  Total Revenues were $27.5 million in Fiscal 2016, down 8% from Fiscal 2015.

  Gross profit percentage decreased by 0.8% to 18.5% in Fiscal 2016 from 19.3 % in Fiscal 2015.

Fourth Quarter 2016 Financial Highlights

  Net income was $140 thousand, which is down from $260 thousand in the fourth quarter of 2015.

  Earnings per share was $0.02 per share compared to $0.03 per share for the fourth quarter of 2015.

  Revenues were $6.7 million compared to $7.6 million in the fourth quarter of 2015.

  Gross profit percentage decreased by 1.0% to 19.2% from 20.2% in the fourth quarter of 2015.

  Cash and cash equivalents totaled $4.8 million at September 30, 2016, up from $4.0 million at September 30, 2015.

Terry Wise, Chief Executive Officer of Forward Industries, stated:

“For the first time in a decade, I am delighted to report that the company has earned positive net income for the full fiscal year 2016. This is a watershed in the Company’s history and marks the start of a significant turnaround for the Company. In a challenging environment, we have streamlined our business as a platform for growth whilst successfully renewing major contracts with our blue-chip pharmaceutical customers. These extensions are a resounding endorsement of the quality of our products and reliability of our supply capability. Going forward, our focus is to grow revenues through an expansion of our customer base, broadening our product offering to both new and existing customers and extending our relationships with our existing customers through long-term sourcing agreements.”

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements including statements regarding profitability, growth in revenues, and expansion of customer base. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include unexpected issues with Forward China and our customers going directly to our sourcing agents for their products.  Further information on our risk factors is contained in our filings with the SEC, including our Form 10-K.  Any forward-looking statement made by us herein speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Forward Industries

Incorporated in 1962, and headquartered West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward’s products can be viewed online at www.forwardindustries.com.

Contact:

Forward Industries, Inc.

Michael Matte, CFO

(561) 465-0031

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Fiscal Years Ended
	September 30,
	2016	2015

Net revenues	$27,479,896	$30,013,891
Cost of goods sold	22,399,734	24,220,698
Gross profit	5,080,162	5,793,193
Operating expenses:
Sales and marketing	1,891,409	2,362,553
General and administrative	2,571,799	4,943,184
Total operating expenses	4,463,208	7,305,737
Income (loss) from operations	616,954	(1,512,544)
Other (income) expense:
Interest income	-	(3,022)
Loss on marketable securities, net	-	110,001
Other expense, net	10,392	13,421
Total other (income) expense, net	10,392	120,400

Income (loss) from continuing operations	606,562	(1,632,944)
Income from discontinued operations, net of tax provision of $0	-	198,963
Net income (loss)	606,562	(1,433,981)
Preferred stock dividends, accretion and beneficial conversion feature	-	(475,580)
Net income (loss) applicable to common equity	$606,562	$(1,909,561)

Net income (loss)	$606,562	$(1,433,981)
Other comprehensive loss:
Translation adjustments	-	(1,374)
Comprehensive income (loss)	$606,562	$(1,435,355)

Net income (loss) per basic common share:
Income (loss) from continuing operations	$0.07	$(0.25)
Income from discontinued operations	0.00	0.02
Net income (loss) per basic common share	$0.07	$(0.23)

Net income (loss) per diluted common share:
Income (loss) from continuing operations	$0.07	$(0.25)
Income from discontinued operations	0.00	0.02
Net income (loss) per diluted common share	$0.07	$(0.23)

Weighted average number of common and
common equivalent shares outstanding:
Basic	8,521,188	8,342,168
Diluted	8,675,583	8,342,168

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$4,760,620	$4,042,124
Accounts receivable	4,864,423	5,454,129
Inventories	2,572,980	2,866,464
Prepaid expenses and other current assets	141,421	296,012
Total current assets	12,339,444	12,658,729
Property and equipment, net	43,030	78,733
Other assets	12,843	40,962
Total assets	$12,395,317	$12,778,424
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$62,136	$122,803
Due to Forward China	3,519,676	4,168,021
Accrued expenses and other current liabilities	587,741	1,039,085
Total current liabilities	4,169,553	5,329,909
Other liabilities	51,486	115,202
Total liabilities	4,221,039	5,445,111
Commitments and contingencies
Shareholders' equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized;
8,780,830 and 8,641,755 shares issued and outstanding
at September 30, 2016 and 2015, respectively	87,808	86,418
Additional paid-in capital	17,783,060	17,550,047
Accumulated deficit	(9,674,805)	(10,281,367)
Accumulated other comprehensive loss	(21,785)	(21,785)
Total shareholders' equity	8,174,278	7,333,313
Total liabilities and shareholders' equity	$12,395,317	$12,778,424